ITEM 77M: Mergers

Morgan Stanley Institutional
Fund, Inc. - Equity Growth Portfolio

On May 10, 2010, a Special Meeting
of Shareholders ("the Meeting") of
Van Kampen Equity Growth Fund
("VK Equity Growth"), a series of
Van Kampen Series Fund, Inc. was
held for the following purpose:

1) To consider and vote upon an
Agreement and Plan of Reorganization,
dated January 20, 2010 (the "VK
Equity Growth Reorganization Agreement"), between Van Kampen Series Fund, Inc., on behalf of VK Equity Growth, and Morgan Stanley Institutional Fund,
Inc. (the "Company"), on behalf of the
Equity Growth Portfolio ("MSIF Equity
Growth"), pursuant to which substantially all of the assets and liabilities of VK Equity Growth will be transferred to MSIF Equity Growth, a newly created series of the Company, in exchange for shares of MSIF Equity Growth (the "VK
Equity Growth Reorganization").  As a
result of this transaction, shareholders of VK Equity Growth will become shareholders of MSIF Equity Growth receiving shares of MSIF Equity Growth with a value equal to the value of their shares of VK Equity Growth;

On May 21, 2010, the VK Equity Growth
Reorganization was completed according
to the terms set forth above and in the
VK Equity Growth Reorganization Agreement.